EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Karey L. Witty
Chief Financial Officer
(314) 725-4477

Lisa M. Wilson
Senior Vice President, Investor Relations
(212) 759-3929

CENTENE CORPORATION REPORTS TWENTY-THIRD CONSECUTIVE QUARTER

OF INCREASED PROFITABILITY

ST. LOUIS, MISSOURI (April 25, 2005) — Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended March 31, 2005.

First Quarter Highlights

—	Revenues of $332.4 million, a 47% increase from the first quarter of 2004.

—	Earnings from operations of $21.3 million, a 45% increase from the first quarter of 2004.

—	Earnings per diluted share of $0.32, a 33% increase from the first quarter of 2004.

—	Membership growth of 49% from the first quarter of 2004.

—	Operating cash flows of $19.9 million, a 61% increase from the first quarter of 2004.

—	Days in claims payable of 59.7.

—	Signed definitive agreement to acquire Medicaid assets of SummaCare, Inc. in Akron, Ohio; transaction to add approximately 39,000 members.

—	Specialty group awarded a $78 million behavioral health contract in Arizona.

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, said: “The first quarter of 2005 marked our twenty-third consecutive quarter of consistent earnings growth and was consistent with our expectations. This quarter continued to show strong organic growth in membership of 23%, and combined with acquisition growth of 26%. We are confident that our goal to be a total low-cost producer and our strategy of building a multi-line enterprise will continue to offer predictability and strong long-term growth.

Centene Corporation Reports Twenty-Third Consecutive Quarter Of Increased Profitability

April 25, 2005 / Page 2

“We are pleased with the collective progress in our states and in particular the solid year-over-year growth in our Indiana, Texas and Wisconsin markets. The State of Indiana recently announced plans to convert its remaining counties to mandated status by the end of 2005, which will add approximately 150,000 Medicaid eligible members in managed care programs. In Wisconsin, membership growth was solid and the rollout of SSI is underway and will occur throughout 2005. In Kansas, our FirstGuard subsidiary has recently lifted its membership cap, which will allow for future expansion. While Missouri is in the process of finalizing legislation to reduce benefits to Medicaid beneficiaries, we expect these changes will only marginally affect our membership. In Ohio, we are preparing for the close of our SummaCare acquisition, effective May 1, 2005.

“In Texas, the service area expansion for the STAR+PLUS (SSI) population is still being reviewed by the legislature and administration. We remain optimistic about the expansion efforts and believe that they will create an opportunity to benefit more recipients while producing cost savings for the state. Although we do not presently have at-risk SSI membership in Texas, we are working to support organizations that do. We are proponents of any change that creates better public policy to protect members and providers, and promotes a more efficient and cost-effective healthcare environment.

“We are pleased with the progress in our specialty companies, particularly with the new Arizona contract, which will be effective July 1, 2005, and is expected to generate annualized revenues of approximately $78 million. Giving effect to the Arizona contract, we will have an annual run rate approaching $100 million in this segment, and we expect continuing growth in revenue from our specialty companies,” concluded Neidorff.

Centene Corporation Reports Twenty-Third Consecutive Quarter Of Increased Profitability

April 25, 2005 / Page 3

Membership totaled 777,300, a 48.8% increase from 522,400 at March 31, 2004. The following table depicts membership in Centene’s managed care organizations by state at March 31, 2005 and 2004:

	2005	2004
Indiana	149,900	125,400
Kansas	94,900	—
Missouri	41,300	—
New Jersey	52,700	54,000
Ohio	23,900	23,800
Texas	243,700	154,000
Wisconsin	170,900	165,200

TOTAL	777,300	522,400

The following table depicts membership in Centene’s managed care organizations by member category at March 31, 2005 and 2004:

	2005		2004
Medicaid	588,100		446,900
SCHIP	178,500		65,900
SSI	10,700	(a)	9,600	(b)

TOTAL	777,300		522,400

(a)	4,500 at-risk; 6,200 ASO
(b)	4,400 at-risk; 5,200 ASO

Statement of Earnings Highlights

-	For the first quarter of 2005, revenues increased 47.4% to $332.4 million from $225.5 million in the first quarter of 2004.

Centene Corporation Reports Twenty-Third Consecutive Quarter Of Increased Profitability

April 25, 2005 / Page 4

-	The health benefits ratio (HBR), which reflects medical costs as a percent of premium revenues, was 80.9% compared to 81.0% for the same period in 2004. The HBR for the SSI category was 94.6%, and is still expected to be volatile given Centene’s relatively small member base.

-	General and administrative (G&A) expenses as a percent of revenues were 12.8% in the first quarter of 2005 compared to 12.6% in the first quarter of 2004.

-	Earnings from operations increased 45.2% to $21.3 million from $14.7 million in 2004.

-	Net earnings were $14.4 million, or $0.32 per diluted share, compared to $10.1 million, or $0.24 per diluted share, for the first quarter of 2004.

Balance Sheet and Cash Flow Highlights

At March 31, 2005, the Company held cash and investments of $337.1 million, a portion of which is restricted due to state regulatory requirements. Medical claims liabilities totaled $177.6 million, representing 59.7 days in claims payable. A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter is presented below:

Days in claims payable, December 31, 2004	66.5
Effect of full quarter of FirstGuard expense	(9.4)
Increase in claims inventory	2.0
Increase in physician settlements	0.4
Increase in pharmacy payables	0.2

Days in claims payable, March 31, 2005	59.7

Cash flows from operating activities of $19.9 million for the quarter ended March 31, 2005; a 60.8% increase year-over-year.

Centene Corporation Reports Twenty-Third Consecutive Quarter Of Increased Profitability

April 25, 2005 / Page 5

Outlook

Karey L. Witty, Centene’s Chief Financial Officer, commented, “For the second quarter of 2005, we expect revenue in the range of $343 million to $346 million, net of experience rebates, and net earnings of $0.33 to $0.34 per diluted share. For the full-year 2005, we anticipate revenue in the range of $1.50 billion to $1.53 billion and net earnings of $1.38 to $1.44 per diluted share. We continue to maintain organic membership growth of 10% to 12%, year-over-year. This guidance reflects the close of our previously announced SummaCare transaction, effective May 1, 2005, as well as our previously announced behavioral health contract award in Arizona, effective July 1, 2005. We anticipate spending approximately $1.5 million during the second quarter in preparation for the Arizona contract effective date. This guidance excludes any impact of the Texas STAR+PLUS (SSI) rollout, the potential impact of any other acquisitions we may undertake during 2005, and expenses related to stock option grants under SFAS 123R. The SEC has delayed our required implementation date of SFAS 123R to January 1, 2006, and we anticipate expensing options commencing on that date.”

Conference Call

As previously announced, the Company will host a conference call tomorrow, April 26, 2005, at 8:30 a.m. (Eastern Time) to review the financial results for the quarter ended March 31, 2005, and to discuss its business outlook. Michael F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing (800) 273-1254 in the United States and Canada, and (706) 679-8592 for international participants, or via a live Internet broadcast at the Company’s website, www.centene.com, under the Investor Relations section. A replay of the call will be available from April 26, 2005, shortly after completion of the call until 11:59 p.m. (Eastern Time) on May 4, 2005 at the aforementioned URL, or by dialing (800) 642-1687 in the United States and (706) 645-9291 from abroad and entering access code 5171495.

Centene Corporation Reports Twenty-Third Consecutive Quarter Of Increased Profitability

April 25, 2005 / Page 6

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI) and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, nurse triage and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the first, second and fourth paragraphs following the bullet listing under “First Quarter Highlights” and in the paragraph under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.

[Tables Follow]

Centene Corporation Reports Twenty-Third Consecutive Quarter Of Increased Profitability

April 25, 2005 / Page 7

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,276	$84,105
Premium and related receivables, net of allowances of $145 and $462, respectively	36,987	31,475
Short-term investments, at fair value (amortized cost $89,466 and $94,442, respectively)	89,288	94,283
Other current assets	19,689	14,429

Total current assets	249,240	224,292
Long-term investments, at fair value (amortized cost $124,630 and $117,177, respectively)	122,536	116,787
Restricted deposits, at fair value (amortized cost $22,299 and $22,295, respectively)	21,994	22,187
Property, software and equipment	45,264	43,248
Goodwill	101,830	101,631
Other intangible assets	13,889	14,439
Other assets	6,031	5,350

Total assets	$560,784	$527,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$177,582	$165,980
Accounts payable and accrued expenses	39,995	31,737
Unearned revenue	3,935	3,956
Current portion of long-term debt and notes payable	486	486

Total current liabilities	221,998	202,159
Long-term debt	42,852	46,973
Other liabilities	5,935	7,490

Total liabilities	270,785	256,622
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 41,787,406 and 41,316,122 shares, respectively	42	41
Additional paid-in capital	170,857	165,391
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(1,598)	(407)
Retained earnings	120,698	106,287

Total stockholders’ equity	289,999	271,312

Total liabilities and stockholders’ equity	$560,784	$527,934

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Revenues:
Premiums	$330,944	$222,690
Services	1,432	2,835

Total revenues	332,376	225,525

Expenses:
Medical costs	267,756	180,448
Cost of services	843	2,016
General and administrative expenses	42,459	28,377

Total operating expenses	311,058	210,841

Earnings from operations	21,318	14,684
Other income (expense):
Investment and other income	2,120	1,510
Interest expense	(562)	(90)

Earnings before income taxes	22,876	16,104
Income tax expense	8,465	5,966

Net earnings	$14,411	$10,138

Earnings per share:
Basic earnings per common share	$0.35	$0.25
Diluted earnings per common share	$0.32	$0.24
Weighted average number of shares outstanding:
Basic	41,560,587	40,384,018
Diluted	44,861,989	43,067,740

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net earnings	$14,411	$10,138
Adjustments to reconcile net earnings to net cash provided by operating activities—
Depreciation and amortization	2,782	2,271
Deferred income taxes	(983)	(755)
Tax benefits related to stock options	2,871	786
Stock compensation expense	1,091	19
Loss (gain) on sale of investments	10	(253)
Changes in assets and liabilities—
Premium and related receivables	(5,512)	(1,326)
Other current assets	(4,268)	(1,476)
Other assets	(491)	13
Medical claims liabilities	11,602	3,272
Unearned revenue	(21)	63
Accounts payable and accrued expenses	(2,446)	1,211
Other operating activities	831	(1,598)

Net cash provided by operating activities	19,877	12,365

Cash flows from investing activities:
Purchase of property, software and equipment	(3,665)	(2,126)
Purchase of investments	(21,767)	(93,742)
Sales and maturities of investments	27,542	69,814
Acquisitions, net of cash acquired	—	(6,983)

Net cash provided by (used in) investing activities	2,110	(33,037)

Cash flows from financing activities:
Reduction of long-term debt and notes payable	(4,121)	(363)
Proceeds from stock options and employee stock purchase plan	1,390	1,052
Other financing	(85)	—

Net cash (used in) provided by financing activities	(2,816)	689

Net increase (decrease) in cash and cash equivalents	19,171	(19,983)

Cash and cash equivalents, beginning of period	84,105	64,346

Cash and cash equivalents, end of period	$103,276	$44,363

Interest paid	$692	$91
Income taxes paid	$1,133	$3,390

Centene Corporation Reports Twenty-Third Consecutive Quarter Of Increased Profitability

April 25, 2005 / Page 10

CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q1 2005	Q4 2004	Q3 2004	Q2 2004
MEMBERSHIP
Indiana	149,900	150,600	150,000	132,900
Kansas	94,900	94,200	—	—
Missouri	41,300	41,200	—	—
New Jersey	52,700	52,800	53,200	54,000
Ohio	23,900	23,800	23,500	23,800
Texas	243,700	244,300	250,200	155,300
Wisconsin	170,900	165,800	164,700	167,300

TOTAL	777,300	772,700	641,600	533,300

Medicaid	588,100	580,200	479,500	460,300
SCHIP	178,500	182,100	152,100	63,200
SSI	10,700	10,400	10,000	9,800

TOTAL	777,300	772,700	641,600	533,300

REVENUE PER MEMBER	$142.15	$139.38	$144.70	$145.31

CLAIMS
Period-end inventory	227,700	150,300	141,200	89,700
Average inventory	191,900	128,300	96,800	98,800
Period-end inventory per member	0.29	0.19	0.22	0.17

DAYS IN CLAIMS PAYABLE (a)	59.7	66.5	57.3	53.5

(a)	Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

ANNUALIZED RETURN ON EQUITY (b)	20.5%	18.2%	18.2%	18.2%

(b)	Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended March 31,
	2005	2004
Medicaid and SCHIP	80.7%	80.6%
SSI	94.6	99.3
Total	80.9	81.0

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended March 31,
	2005	2004
Medicaid Managed Care	10.8%	10.4%
Specialty Services	50.2	52.9
Total	12.8	12.6

MEDICAL CLAIMS LIABILITIES

(In thousands)

Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

Balance, March 31, 2004	$109,841
Acquisitions	24,909
Incurred related to:
Current period	897,838
Prior period	(10,054)

Total incurred	887,784

Paid related to:
Current period	755,468
Prior period	89,484

Total paid	844,952

Balance, March 31, 2005	$177,582

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.